EXHIBIT 99.1

Edgewater Announces Odd Lot Tender Offer

WAKEFIELD, Mass., Nov. 4, 2011 (GLOBE NEWSWIRE) -- Edgewater Technology, Inc. (Nasdaq:EDGW) (www.edgewater.com, "Edgewater" or the "Company"), a strategic consulting firm that brings a synergistic blend of business advisory and product-based consulting services to its clients, today announced that its Board of Directors (the "Board") has unanimously approved an odd-lot tender offer that will commence on November 16, 2011 (the "Odd-Lot Program").

"We believe that the Odd-Lot Program will be beneficial to the Company and its stockholders as we will be acquiring shares from holders who own less than 100 shares of the Company's common stock ("Odd-Lots"), reducing the Company's future expenses associated with managing these accounts," commented Shirley Singleton, Edgewater's Chairman, President and CEO.

The Board has authorized the Company to purchase Odd-Lots from stockholders of record on November 14, 2011. Eligible participants, including stockholders in the United States and in foreign jurisdictions where permitted by local law, will be offered the opportunity to sell all of their Edgewater shares, without incurring transaction fees. Eligible shareholders who would like to participate in the Odd-Lot Program must tender all shares that they own. Partial tenders will not be accepted.

Information about the Odd-Lot Program, including how to participate and processing fees will be mailed directly to eligible stockholders. The Odd-Lot Program will remain open through December 15, 2011 (the "Trading Period") and may be extended in 30-day increments by the Company. The price to be paid to stockholders will be the average of the closing price of the Company's common stock during the Trading Period.

This press release is for informational purposes only and is not an offer to buy or a solicitation of an offer to sell any shares of the Company's common stock. Edgewater is not recommending that any Odd-Lot stockholder sell his or her shares, and Edgewater encourages each Odd-Lot stockholder to make his or her own decision as to whether to participate in this voluntary program.

Edgewater has arranged for Georgeson, Inc. to manage the Odd-Lot Program.

About Edgewater

Edgewater is a strategic consulting firm that brings a synergistic blend of advisory and product-based consulting services to our client base. Headquartered in Wakefield, MA, we typically go to market both vertically by industry and horizontally by product and technology specialty and provide our clients with a wide range of business and technology offerings. We work with clients to reduce costs, improve process and increase revenue through the judicious use of technology.

Edgewater provides services under brand names such as Edgewater Technology, Edgewater Ranzal, Edgewater Fullscope and Edgewater SAP. To learn more, visit www.edgewater.com or call 800-410-4014.

The Edgewater Technology logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3783

CONTACT: Timothy R. Oakes, Chief Financial Officer
         Russell Smith, Senior Vice President / Investor Relations
         (781) 246-3343
         ir@edgewater.com